EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements:

•	Registration Statement (Form S-8 No. 333-218852) pertaining to the Cars.com Inc. Employee Stock Purchase Plan,
•	Registration Statement (Form S-8 No. 333-218309) pertaining to the Cars.com Inc. Deferred Compensation Plan, and
•	Registration Statement (Form S-8 No. 333-218310) pertaining to the Cars.com Inc. Omnibus Incentive Compensation;

of our report dated February 28, 2019, with respect to the Consolidated and Combined Financial Statements and schedule of Cars.com Inc. and the effectiveness of internal control over financial reporting of Cars.com Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young

Chicago, Illinois

February 28, 2019